EXHIBIT 99.1
[GRAPHIC OMITTED]
Air Methods
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                                              The #1 Airborne Healthcare Company


              AIR METHODS REPORTS 1Q2005 RESULTS AND 2Q2005 UPDATE
   Company Also Announces Completion of its Refinancing of $23M in Subordinated
                                  Indebtedness

DENVER, CO., May 10, 2005 -- Air Methods Corporation (NASDAQ: AIRM) reported results for the quarter ended March 31, 2005 and provided an update of second quarter 2005 events. Revenue increased 11.2% to $68.5 million from $61.6 million in the year-ago quarter. The Company reported a net loss of $(0.5) million or $(0.04) per basic and diluted share as compared with prior-year period net income of $8.1 million or $0.74 per basic and diluted share. The prior-year quarter results include an increase to net income of $8.6 million or $0.79 per basic and diluted share from the cumulative effect of a change in accounting principle, net of tax effect. Loss before cumulative effect of change was $(0.5) million or $(0.05) per basic and diluted share.

As previously disclosed, the first quarter results were adversely impacted from increases in weather- induced flight cancellations, primarily during the months of January and February. Although March flight volume rapidly improved to a more normalized pattern, it was insufficient to offset the adverse impact of January and February. For the quarter, patients transported for community bases in operation greater than one year (Same-Base Transports) decreased by 638 flights or 9.3%. Of this amount, 497 were directly attributed to an increase in missed flights due to weather cancellations as compared with the prior-year quarter. The first quarter results also include approximately $0.6 million (pre-tax) in workers compensation premium expenses for the self-insured portion of claims relating to accidents which occurred in January. Third-party expenses incurred during the first quarter of 2005 related to the 2004 audit of internal controls required by Section 404 of the Sarbanes-Oxley Act exceeded $0.3 million (pre-tax).

The lower flight volume and increased premium and regulatory compliance expenses were more than offset by higher net revenue after bad debt expense per community-based transport. Net revenue after bad debt per community-based transport increased from $4,189 to $5,118, a 22.2% increase. This improvement was attributed to price increases, improved payer mix, and more timely billing and collection efforts. Days' sales outstanding for community-based operations decreased from 148 days at March 31, 2004 to 105 days at March 31, 2005.

Compared to the year-ago quarter, community-based operations revenue increased 14.3% to $44.6 million, while current period divisional net income of $0.5 million compares with divisional net loss of $(0.2) million in the prior-year period. Hospital-based operations revenue increased 8.8% to $22.4 million, while divisional net income increased to $0.6 million from $0.1 million in the prior-year quarter. External revenue for the Products Division decreased 24.7% from $2.0 million to $1.5 million in the current year quarter, while divisional net income from external projects decreased from $1.3 million to $0.4 million.

Effective yesterday, the Company completed the refinancing of its subordinated notes totaling $23 million with lower cost, variable interest rate, senior-secured financing with commercial banks with whom the Company has existing relationships. The second quarter results will include the write off of approximately $1.8 million in debt origination costs and note discount related to the subordinated debt, as well as a $1.4 million prepayment penalty. For the first quarter of 2005, the effective interest rate on the subordinated debt, including amortization of debt origination costs and note discount, was 16.2%. The current blended interest rate on the newly financed senior-secured financing, including amortization of origination costs, is 6.8%.

The Company disclosed that weather, which began to improve in March, continued to be moderate in April. Total community-based transports of 2,704 during the month of April, compare favorably with an average of 2,246 per month during the first quarter of 2005 and 2,634 during the month of March. Same-Base Transports during the month of April decreased by 60 transports or 2.3% as compared with the prior-year month. Weather cancellations for community bases in operation greater than one year increased by 79 transports as compared with the prior-year month.

Aaron Todd, CEO, stated, "We are pleased to have generated improvement in operating results, despite the very severe weather experienced during the months of January and February. Reimbursement rates for community-based operations during the first quarter have exceeded expectations, while maintenance expenses were in line with budgeted expectations. Should weather continue to be moderate and reimbursement rates remain near current levels, our outlook for strong growth in earnings for 2005 is a very reasonable expectation. Our outlook is further justified with the expected decrease in interest expense associated with our debt refinancing, excluding the effect of write-offs of origination costs, note discount, and prepayment penalties. We are also excited about pending and anticipated new contracts within the Products Division that we hope to announce soon."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (888) 396-5640 (domestic) or (706) 643-0580 (international) or by accessing the web cast at www.airmethods.com. A replay of the call will be available at (800)
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642-1687  (domestic)  or  (706) 645-9291 (international), access number 5845787, for 3 days following the call; and the web cast can be accessed at www.airmethods.com for 30 days.
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Air  Methods  Corporation  (www.airmethods.com)  is  a  leader  in  emergency
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aeromedical  transportation,  medical  services  and technology. The Air Medical
Services Division is the largest provider of air medical transport services for hospitals in the world. The LifeNet Division is the largest community-based provider of air medical services. The Products Division specializes in the design and manufacture of aeromedical and aerospace technology. The Company's fleet of owned, leased or maintained aircraft features over 185 helicopters and fixed wing aircraft.


                   [GRAPHIC OMITTED]  AIRM
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                                     NASDAQ
                                     LISTED


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FORWARD  LOOKING  STATEMENTS: This news release includes certain forward-looking statements, which are subject to various risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to the size, structure and growth of the Company's air medical services and products markets; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; the acquisition of profitable Products Division contracts and other flight service operations; the successful expansion of the community-based operations; and other matters set forth in the Company's public filings.
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CONTACTS:  Aaron D. Todd, Chief Executive Officer, (303) 792-7413 or RCG Capital
Markets Group, Inc. at (480) 675-0400. Please contact Christine Clarke at (303) 792-7579 to be included on the Company's fax and/or mailing list.


                        - FINANCIAL STATEMENTS ATTACHED -

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                             (Amounts in thousands)


                                                               December 31,
                                              March 31, 2005       2004
                                              ---------------  ------------
ASSETS
------

Current assets:
Cash and cash equivalents                     $         2,761         2,603
Trade receivables, net                                 64,080        63,178
Other current assets                                   18,000        25,222
                                              ---------------  ------------
Total current assets                                   84,841        91,003

Net equipment and leasehold improvements               96,259        96,752
Other assets, net                                      16,417        16,968
                                              ---------------  ------------

Total assets                                  $       197,517       204,723
                                              ===============  ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Notes payable and other indebtedness          $         8,167        11,556
Accounts payable, accrued expenses and other           28,522        30,598
                                              ---------------  ------------

Total current liabilities                              36,689        42,154

Long-term indebtedness                                 71,159        72,942
Other non-current liabilities                          16,941        16,548
                                              ---------------  ------------

Total liabilities                                     124,789       131,644

Total stockholders' equity                             72,728        73,079
                                              ---------------  ------------

Total liabilities and stockholders' equity    $       197,517       204,723
                                              ===============  ============

                    AIR METHODS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Amounts in thousands, except share and per share amounts)


                                                                            Quarter Ended
                                                                              March 31,
                                                                      -------------------------

                                                                          2005         2004
                                                                      ------------  -----------
Revenue:
Flight operations                                                     $    66,958       59,577
Product operations                                                          1,550        2,057
                                                                      ------------  -----------
Total revenue                                                              68,508       61,634
                                                                      ------------  -----------

Expenses:
Operating expenses                                                         56,063       50,526
General and administrative                                                  8,763        7,522
Depreciation and amortization                                               2,897        2,677
                                                                      ------------  -----------
                                                                           67,723       60,725
                                                                      ------------  -----------

Operating income                                                              785          909

Interest expense                                                           (1,893)      (2,087)
Other, net                                                                    373          286
                                                                      ------------  -----------

Loss before income taxes                                                     (735)        (892)

Income tax benefit                                                            267          348
                                                                      ------------  -----------

Loss before cumulative effect of change in accounting principle              (468)        (544)

Cumulative effect of change in accounting principle, net                        -        8,595
                                                                      ------------  -----------

Net income (loss)                                                     $      (468)       8,051
                                                                      ============  ===========

Income (loss) per common share - basic and diluted:
    Loss before cumulative effect of change in accounting principle   $     (0.04)       (0.05)
    Cumulative effect of change in accounting principle, net                    -         0.79
                                                                      ------------  -----------
    Net income (loss)                                                 $     (0.04)        0.74
                                                                      ============  ===========

Basic and diluted weighted average common shares outstanding           10,998,232   10,832,455


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